Morgan Stanley Finance LLC	Free Writing Prospectus to Preliminary Terms No. 1,819 Registration Statement Nos. 333-221595; 333-221595-01 Dated April 1, 2019 Filed pursuant to Rule 433

Structured Investments

Dual Directional Buffered Participation Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 5, 2021

This document provides a summary of the terms of the Trigger PLUS offered by Morgan Stanley Finance LLC. Investors should review carefully the accompanying preliminary terms, product supplement, index supplement and prospectus prior to making an investment decision.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Maturity date:	May 5, 2021
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”). For more information about the underlying indices, see the accompanying preliminary terms.
Valuation date:	April 30, 2021, subject to adjustment for non-index business days and certain market disruption events
Payment at maturity:	If the final index value of each underlying index is greater than its respective initial index value,
$1,000 + ($1,000 × index percent change of the worst performing underlying index)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value of either underlying index is less than or equal to its respective initial index value but the final index value of each underlying index is greater than or equal to 85% of its respective initial index value, meaning that neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%,
$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
If the final index value of either underlying index is less than 85% of its respective initial index value, meaning that either underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 15%,
($1,000 × index performance factor of the worst performing underlying index) + $150
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered Securities pay less than $150 per Buffered Security at maturity.
Index percent change:	With respect to each underlying index, (final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a -5% index percent change will result in a +5% absolute index return.
Worst performing underlying index:	The underlying index with the lesser index percent change
Index performance factor	With respect to each underlying index, final index value / initial index value
Initial index value:	With respect to the SPX Index, the index closing value of such index on the pricing date With respect to the RTY Index, the index closing value of such index on the pricing date
Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Minimum payment at maturity:	$150 per Buffered Security (15% of the stated principal amount)
Maximum payment at maturity:	$1,260 to $1,310 per Buffered Security (126% to 131% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Buffer amount:	15%
Stated principal amount:	$1,000 per Buffered Security
Pricing date:	April 30, 2019
Original issue date:	May 3, 2019 (3 business days after the pricing date)
CUSIP / ISIN:	61768D5U5 / US61768D5U51
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC, an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms. The agent commissions will be as set forth in the final pricing supplement.
Estimated value on the pricing date:	Approximately $975.30 per Buffered Security, or within $30.00 of that estimate. See “Investment Summary” in the accompanying preliminary terms.

Overview

The Dual Directional Buffered Participation Securities, or “Buffered Securities,” are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered Securities will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying preliminary terms, product supplement for participation securities, index supplement and prospectus. The payment at maturity on the Buffered Securities will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index. At maturity, if the final index value of each underlying index is greater than its respective initial index value, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the upside performance of the worst performing underlying index, subject to the maximum payment at maturity. If the final index value of either underlying index is less than or equal to its respective initial index value, but the final index value of each underlying index is greater than or equal to 85% of its respective initial index value, meaning that neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%, investors will receive the stated principal amount of their investment plus a positive return based on the absolute value of the performance of the worst performing underlying index, which will be inherently limited to a maximum return of 15%. However, if the final index value of either underlying index is less than 85% of its respective initial index value, meaning that either underlying index has decreased from its respective initial index value by an amount greater than the buffer amount of 15%, the absolute return feature will no longer be available and instead investors will lose 1% for every 1% decline in the worst performing underlying index beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the Buffered Securities. Because the payment at maturity of the Buffered Securities is based on the worst performing of the underlying indices, a decline in either underlying index beyond the buffer amount will result in a loss, and potentially a significant loss, of your investment even if the other underlying index has appreciated or has not declined as much. The Buffered Securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income and upside above the maximum payment at maturity in exchange for the buffer and absolute return features that in each case apply to a limited range of performance of the worst performing underlying index. The Buffered Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

The Buffered Securities differ from the Participation Securities described in the accompanying product supplement for Participation Securities in that the Buffered Securities offer the potential for a positive return at maturity if the worst performing underlying index depreciates by up to 15%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Investing in the Buffered Securities involves risks. See “Selected Risks” on the following page and “Risk Factors” in the accompanying preliminary terms.

You should read this document together with the accompanying preliminary terms, product supplement, index supplement and prospectus describing the offering before you decide to invest. You may access the preliminary terms through the below link:

https://www.sec.gov/Archives/edgar/data/1666268/000095010319004310/dp104627_fwp-ps1819msfl.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 15% of the stated principal amount.

•	The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity.

•	You are exposed to the price risk of both underlying indices.

•	Because the Buffered Securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered Securities were linked to just one underlying index.

•	The market price of the Buffered Securities will be influenced by many unpredictable factors.

•	The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The Buffered Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	The amount payable on the Buffered Securities is not linked to the values of the underlying indices at any time other than the valuation date.

•	Investing in the Buffered Securities is not equivalent to investing in either underlying index.

•	Adjustments to the underlying indices could adversely affect the value of the Buffered Securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices.

•	The estimated value of the Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities.

•	The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities. However, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the Buffered Securities. The following examples are for illustrative purposes only. The actual initial index value for each underlying index will be determined on the pricing date. Any payment at maturity on the Buffered Securities is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per Buffered Security
Hypothetical initial index value:	With respect to the SPX Index: 2,000 With respect to the RTY Index: 1,100
Hypothetical maximum payment at maturity:	$1,285 per Buffered Security (128.50% of the stated principal amount, the midpoint of the specified range)
Buffer amount:	15%

EXAMPLE 1: The final index value of each underlying index is greater than its respective initial index value.

Final index value		SPX Index: 2,200
RTY Index: 1,540
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% RTY Index: (1,540 – 1,100) / 1,100 = 40%
Payment at maturity	=	$1,000 + ($1,000 × index percent change of the worst performing underlying index, subject to the maximum payment at maturity)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

In example 1, the final index values of both the SPX Index and RTY Index are greater than their initial index values. The SPX Index has appreciated by 10% while the RTY Index has appreciated by 40%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying index, which is the SPX Index in this example, subject to the maximum payment at maturity. Investors receive $1,100 per Buffered Security at maturity.

EXAMPLE 2: The final index value of each underlying index is greater than its respective initial index value.

Final index value		SPX Index: 3,000
RTY Index: 1,540
Index percent change		SPX Index: (3,000 – 2,000) / 2,000 = 50% RTY Index: (1,540 – 1,100) / 1,100 = 40%
Payment at maturity	=	$1,000 + ($1,000 × index percent change of the worst performing underlying index, subject to the maximum payment at maturity)
	=	$1,285

In example 2, the final index values of both the SPX Index and RTY Index are greater than their initial index values. The SPX Index has appreciated by 50% while the RTY Index has appreciated by 40%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying index, which is the RTY Index in this example, subject to the maximum payment at maturity. Because the payment at maturity cannot exceed the maximum payment at maturity, investors receive $1,285 per Buffered Security at maturity.

EXAMPLE 3: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than its respective initial index value, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%.

Final index value	SPX Index: 2,800

RTY Index: 990
Index percent change		SPX Index: (2,800 – 2,000) / 2,000 = 40% RTY Index: (990 – 1,100) / 1,100 = -10%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,000 + ($1,000 × 10%)
	=	$1,100

In example 3, the final index value of the SPX Index is greater than its respective initial index value, while the final index value of the RTY Index is less than its respective initial index value. The SPX Index has appreciated by 40%, while the RTY index has declined by 10%, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the RTY Index in this example. Investors receive $1,100 per Buffered Security at maturity. In this example, investors receive a positive return even though one of the underlying indices has declined in value by 10%, due to the absolute return feature of the Buffered Securities and because neither underlying index has declined to below 85% of its initial index value.

EXAMPLE 4: The final index value of one underlying index is greater than its respective initial index value while the final index value of the other underlying index is less than 85% of its respective initial index value.

Final index value		SPX Index: 2,200
RTY Index: 550
Index percent change		SPX Index: (2,200 – 2,000) / 2,000 = 10% RTY Index: (550 – 1,100) / 1,100 = -50%
Index performance factor		SPX Index: 2,200 / 2,000 = 110% RTY Index: 550 / 1,100 = 50%
Payment at maturity	=	($1,000 × index performance factor of the worst performing underlying index) + $150
	=	($1,000 × 50%) + $150
	=	$650

In example 4, the final index value of the SPX Index is greater than its respective initial index value, while the final index value of the RTY Index is less than 85% of its respective initial index value. While the SPX Index has appreciated by 10%, the RTY index has declined by 50%. Therefore, investors are exposed to the negative performance of the RTY Index, which is the worst performing underlying index in this example, beyond the buffer amount of 15%, and receive a payment at maturity of $650 per Buffered Security. In this example, investors lose the benefit of the absolute return feature and are instead exposed to the negative performance of the worst performing underlying index even though the other underlying index has appreciated in value by 10%.

EXAMPLE 5: The final index value of each underlying index is less than its respective initial index value, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%.

Final index value		SPX Index: 1,700
RTY Index: 990
Index percent change		SPX Index: (1,720 – 2,000) / 2,000 = -14% RTY Index: (990 – 1,100) / 1,100 = -10%
Payment at maturity	=	$1,000 + ($1,000 × absolute index return of the worst performing underlying index)
	=	$1,140

In example 5, the final index value of each underlying index is less than its respective initial index value, but neither underlying index has decreased from its initial index value by an amount greater than the buffer amount of 15%. The SPX index has declined by 14% while the RTY Index has declined by 10%. Therefore, investors receive at maturity the stated principal amount plus a return reflecting the absolute value of the performance of the worst performing underlying index, which is the SPX Index in this example. Investors receive $1,140 per Buffered Security at maturity.

EXAMPLE 6: The final index value of each underlying index is less than 85% of its respective initial index value.

Final index value		SPX Index: 600
RTY Index: 440
Index percent change		SPX Index: (600 – 2,000) / 2,000 = -70% RTY Index: (440 – 1,100) / 1,100 = -60%
Index performance factor		SPX Index: 600 / 2,000 = 30% RTY Index: 440 / 1,100 = 40%
Payment at maturity	=	($1,000 × index performance factor of the worst performing underlying index) + $150
	=	($1,000 × 30%) + $150
	=	$450

In example 6, the final index values of both the SPX Index and the RTY Index are less than their respective initial index values by an amount greater than the buffer amount of 15%. The SPX index has declined by 70% while the RTY Index has declined by 60%. Therefore, investors lose the benefit of the absolute return feature and instead are instead exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example, beyond the buffer amount of 15%, and receive a payment at maturity of $450 per Buffered Security.

Because the payment at maturity of the Buffered Securities is based on the worst performing of the underlying indices, a decline in either underlying index by an amount greater than the buffer amount of 15% will result in a loss, and potentially a significant loss, of your investment, even if the other underlying index has appreciated or has not declined as much.

S&P 500® Index Historical Performance

The following graph sets forth the daily index closing values of the S&P 500® Index for each quarter in the period from January 1, 2014 through March 26, 2019. You should not take the historical values of the S&P 500® Index as an indication of its future performance, and no assurance can be given as to the index closing value of the S&P 500® Index on the valuation date.

S&P 500® Index Daily Index Closing Values January 1, 2014 to March 26, 2019

Russell 2000® Index Historical Performance

The following graph sets forth the daily index closing values of the Russell 2000® Index for each quarter in the period from January 1, 2014 through March 26, 2019. You should not take the historical values of the Russell 2000® Index as an indication of its future performance, and no assurance can be given as to the index closing value of the Russell 2000® Index on the valuation date.

Russell 2000® Index Daily Index Closing Values January 1, 2014 to March 26, 2019